Exhibit 99.1

Investor and Media Inquiries: Maeve Conneighton Argot Partners 212-600-1902	Willie Quinn Sunesis Pharmaceuticals Inc. 650-266-3716

Sunesis Pharmaceuticals Reports Third Quarter 2018 Financial Results and Recent Highlights

Sunesis to Host Conference Call Today at 4:30 PM Eastern Time

SOUTH SAN FRANCISCO, Calif., November 5, 2018 -- Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the quarter ended September 30, 2018. Loss from operations for the three and nine months ended September 30, 2018 was $6.3 million and $20.0 million. As of September 30, 2018, cash and cash equivalents totaled $20.2 million. This capital is expected to fund the company into the second quarter of 2019.

“We remain focused on advancing our non-covalent BTK inhibitor vecabrutinib to help patients who have developed resistance to covalent BTK inhibitors such as ibrutinib,” said Dayton Misfeldt, Interim Chief Executive Officer of Sunesis. “We continue to learn more about this unique asset and its market opportunity and will share an update at the ASH Annual Meeting in December. As announced last week, one of our accepted abstracts for presentation at ASH includes an update on the Phase 1b/2 trial of vecabrutinib, and as presented in the published abstract, the pharmacokinetic profile is consistent with the results from our Phase 1a study. We continue to believe that 100mg to 300mg will be the potentially active dose levels. Thus far, vecabrutinib appears well tolerated in the context of advanced disease. We continue with the dose escalation part of the trial and look forward to sharing a complete clinical update at the meeting next month and at a company-sponsored webcast event concurrent with the meeting.”

Recent Highlights

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Announced Presentations at ASH Annual Meeting. In November 2018, the Company announced that three presentations will be made at the 60th American Society of Hematology (ASH) Annual Meeting to be held December 1-4, 2018 in San Diego, California. Among the abstracts is an update on the Phase 1b/2 trial of vecabrutinib, titled “Preliminary Safety, Pharmacokinetic, and Pharmacodynamic Results from a Phase 1b/2 Dose-Escalation and Cohort-Expansion Study of the Noncovalent, Reversible Bruton's Tyrosine Kinase Inhibitor (BTKi), Vecabrutinib, in B-Lymphoid Malignancies,” (Publication 3141) which will be presented on Sunday, December 2, in a session titled “CLL: Therapy, excluding Transplantation: Poster II,” (Session 642) from 6:00-8:00pm at the San Diego Convention Center, Hall GH. The other poster, titled “Vecabrutinib Is Efficacious In Vivo in a Preclinical CLL Adoptive Transfer Model” will be presented on Saturday, December 1, and an oral presentation “High Prevalence of BTK Mutations on Ibrutinib Therapy after 3 Years of Treatment in a Real-Life Cohort of CLL Patients: A Study from the French Innovative Leukemia Organization (FILO) Group” will be presented in sessions on Monday, December 3. The posters will be available on the Sunesis website following the presentations.

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Expanded Clinical Trial Sites. In the third quarter, we added three additional clinical sites to our Phase 1b/2 trial: Memorial Sloan Kettering Cancer Center, Moffitt Cancer Center and University California San Diego. We continue to identify and prepare for adding additional sites as we continue dose escalation and prepare for the Phase 2 expansion portion of the study.

Financial Highlights

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Cash and cash equivalents totaled $20.2 million as of September 30, 2018, as compared to $31.8 million in cash, cash equivalents, and marketable securities as of December 31, 2017. This capital is expected to fund the company into the second quarter of 2019. The nine-month decrease of $11.6 million was primarily due to $17.9 million of net cash used in operating activities, partially offset by $6.3 million in net cash flows from financing activities.

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Research and development expense was $3.6 million and $11.3 million for the three and nine months ended September 30, 2018, as compared to $6.8 million and $17.9 million for the same periods in 2017, primarily relating to the vecabrutinib and the vosaroxin development program in each period. The decreases of $3.2 million and $6.6 million between the comparable periods from last year was primarily due to a $2.5 million milestone payment made during the third quarter of 2017 to Biogen under the license agreement, a decrease in salary and personnel expenses, a decrease in professional services, and clinical trial expenses related to higher expenses incurred in 2017 due to the MAA with the EMA.

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General and administrative expense was $2.7 million and $8.9 million for the three and nine months ended September 30, 2018, as compared to $3.2 million and $10.8 million for the same periods in 2017. The decreases of $0.5 million and $1.9 million between the comparable periods in 2017 were primarily due to reduced professional services, personnel, and commercial expenses.

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Interest expense was $0.3 million and $0.9 million for the three and nine months ended September 30, 2018, as compared to $0.3 million and $1.1 million for the same periods in 2017. The decrease during the nine months period was primarily due to the decrease in the outstanding notes payable.

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Cash used in operating activities was $17.9 million for the nine months ended September 30, 2018, as compared to $30.8 million for the same period in 2017. Net cash used in the 2018 periods resulted primarily from the net loss of $20.6 million, partly offset by net adjustments for non-cash items of $2.3 million and changes in operating assets and liabilities of $0.4 million. Net cash used in the 2017 period resulted primarily from the net loss of $28.8 million and changes in operating assets and liabilities of $4.6 million, partly offset by net adjustments for non-cash items of $2.6 million.

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Loss from operations was $6.3 million and $20.0 million for the three and nine months ended September 30, 2018, as compared to $9.9 million and $28.0 million for the same periods in 2017.  Net loss was $6.5 million and $20.6 million for the three and nine months ended September 30, 2018, as compared to $10.2 million and $28.8 million for the same periods in 2017.

Conference Call Information

Sunesis will host a conference today at 4:30 p.m. Eastern Time. The call can be accessed by dialing (844) 296-7720 (U.S. and Canada) or (574) 990-1148 (international) and entering passcode 5971729. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the company’s website for two weeks.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company developing new therapeutics for the treatment of hematologic and solid cancers. Sunesis has built an experienced drug development organization committed to improving the lives of people with cancer. The Company is focused on advancing its novel kinase inhibitor pipeline, with an emphasis on its oral non-covalent BTK inhibitor vecabrutinib. Vecabrutinib is currently being evaluated in a Phase 1b/2 study in adults with chronic lymphocytic leukemia and other B-cell malignancies that have progressed after prior therapies. The Company’s proprietary PDK1 inhibitor SNS-510 is in preclinical development. PDK1 is a master kinase that activates other kinases important to cell growth and survival including members of the AKT, PKC, RSK, and SGK families. Sunesis plans to submit an IND for SNS-510 in 2019. Sunesis is exploring strategic alternatives for vosaroxin, a late-stage investigational product for relapsed or refractory AML. Sunesis also has an interest in the pan-RAF inhibitor TAK-580 which is licensed to Takeda. TAK-580 is in a clinical trial for pediatric low-grade glioma.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to Sunesis’ cash sufficiency forecast, the continued development of vecabrutinib (SNS-062), including the timing of Phase 1b/2 trial of vecabrutinib and the therapeutic potential of vecabrutinib, further development and potential of its kinase inhibitor pipeline, and planned development of SNS-510 and TAK-580. Words such as “expect,” “look forward,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk related to the timing or conduct of Sunesis' clinical trials, including the vecabrutinib Phase 1b/2 trial, the risk that Sunesis' clinical or preclinical studies for vecabrutinib, SNS-510 or other product candidate may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, risks related to the timing or conduct of Sunesis' clinical trials, that Sunesis' development activities for vecabrutinib or SNS-510 could be otherwise halted or significantly delayed for various reasons, that Sunesis may not be able to receive regulatory approval of vecabrutinib, or SNS-510 in the U.S. or Europe, and risks related to Sunesis' ability to raise the capital that it believes to be accessible and is required to fully finance the development and commercialization of vecabrutinib, SNS-510 and other product candidates. These and other risk factors are discussed under "Risk Factors" and elsewhere in Sunesis' Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and Sunesis' other filings with the Securities and Exchange Commission.  Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein reflect any change in Sunesis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
License and other revenue	$-	$-	$237	$669
Total revenues	-	-	237	669
Operating expenses:
Research and development	3,587	6,763	11,314	17,866
General and administrative	2,690	3,175	8,873	10,788
Total operating expenses	6,277	9,938	20,187	28,654
Loss from operations	(6,277)	(9,938)	(19,950)	(27,985)
Interest expense	(291)	(288)	(859)	(1,116)
Other income, net	63	67	191	266
Net loss	(6,505)	(10,159)	(20,618)	(28,835)
Unrealized gain on available-for-sale securities	1	8	7	21
Comprehensive loss	$(6,504)	$(10,151)	$(20,611)	$(28,814)
Basic and diluted loss per common share:
Net loss	$(6,505)	$(10,159)	$(20,618)	$(28,835)
Shares used in computing basic and diluted loss per common share	36,095	23,678	34,956	22,106
Basic and diluted loss per common share	$(0.18)	$(0.43)	$(0.59)	$(1.30)

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2018	2017
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$20,162	$26,977
Marketable securities	-	4,773
Prepaids and other current assets	1,302	1,183
Total current assets	21,464	32,933
Property and equipment, net	14	20
Deposits and other assets	108	1,381
Total assets	$21,586	$34,334
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,277	$1,697
Accrued clinical expense	644	767
Accrued compensation	1,186	1,440
Other accrued liabilities	1,831	1,570
Notes payable	7,348	7,204
Total current liabilities	12,286	12,678
Other liabilities	4	112
Total liabilities	12,290	12,790
Commitments and contingencies
Stockholders’ equity:
Preferred stock	20,966	20,966
Common stock	4	3
Additional paid-in capital	641,798	633,436
Accumulated other comprehensive loss	-	(7)
Accumulated deficit	(653,472)	(632,854)
Total stockholders’ equity	9,296	21,544
Total liabilities and stockholders’ equity	$21,586	$34,334

Note 1:  The consolidated balance sheet as of December 31, 2017 has been derived from the audited financial statements as of that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.